For Immediate Release

Colombia Clean Power & Fuels, Inc. Announces
Completion of $8 Million Financing Round

SAN RAFAEL, CALIFORNIA. December 22, 2010 – Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB), (the “Company” or “CCPF”) announced today that the Company has completed its first round of financing from outside investors.  CCPF issued a total of $8 million of Units consisting of 10% Senior Secured Convertible Notes. Principal amounts of the Notes are convertible into shares of the Company’s common stock at a conversion price of $2.50 per share, and are also convertible into shares of the Company’s preferred stock in the event the Company completes such an offering while the Notes are outstanding. Investors in the Notes were issued $0.01 warrants to purchase, in aggregate, 3.2 million shares of the Company’s common stock. The Notes are secured by the Company’s ownership in its Colombian operating subsidiary Energia Andina Santander Resources.

The Company will use the net proceeds of the financing to acquire additional coal mining concessions, prove out coal reserves and implement its business strategy to develop and operate coal mines and clean coal processing operations in Colombia. CCPF initially sought to raise $2.5 million in Units but strong investor demand, combined with attractive investment opportunities, led the Company to increase the overall size of the offering.

Daniel Carlson, Chief Financial Officer, stated, “With the completion of this offering, CCPF has secured the financial resources necessary to bring us closer to our goal of becoming a leading fully-integrated coal mining and clean energy technology company that is focused on owning and processing natural resources utilizing clean energy solutions.  We are pleased at the progress we have made during 2010 and expect to rapidly execute our business plan.”

In 2010, the Company purchased concessions, entered into agreements to purchase concessions and made applications for concessions with Ingeominas - the Colombian Institute of Geology and Mining.  To date CCPF has acquired two concessions and is under contract with a third, for a total of over 7,000 hectares (approximately 17,000 acres).  In addition, the Company has applications pending covering over 100,000 additional acres. The concession under contract and those with applications pending are subject to final documentation and government approval.

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Colombia Clean Power & Fuels
Press Release – December 22, 2010
CCPF Completes $8 Million Offering

In the third quarter of this year, the Company commenced its geological and exploration activities, including core hole drilling.  The Company retained Ingeandina S.A, a Colombian engineering firm, to conduct a geological assessment of its mineral concessions in the northern Santander district, which identified multiple continuous seams of coal with multiple seams in excess of 1.5 meters in thickness. CCPF is in the process of submitting samples for independent testing and evaluation with regard to coal quality.

Graham Chapman, Chief Operating Officer, said, “The next important phase in our corporate development is to prove our coal reserves according to international standards and submit our detailed mining plans for government approval.  Our goal remains having approved mine plans on at least 30 million tons of proven coal reserves by the third quarter of 2011, with an initial focus on metallurgical coal.”

In the fourth quarter of 2010, the Company retained a leading international engineering and consulting firm to conduct feasibility studies for its planned coal beneficiation and processing facilities that are based on advanced, clean coal technologies.  Such facilities may include coke manufacturing, coal gasification and power production plants.  The first plant the Company seeks to develop is expected to be a 200,000 ton-per-annum coke manufacturing facility based on patented clean-type, vertical non-recovery coking technology.  The Company is negotiating final terms for a lease and purchase-option for a potential site for the facility and is in advanced discussions with several parties to supplement its supply of coal for the plant and has commenced discussions with potential customers for production off-take contracts.

Finally, in 2010, the Company added management, technical and operating personnel in the United States and Colombia. CCPF plans to continue expanding its team in Colombia and has recently added industry-experienced consultants, a full-time geologist and a full-time mine engineer. The Company is also actively recruiting additional senior operations executives and technical personnel in Colombia as well as corporate executives and independent board members with experience in the global mining, natural resources, and energy industries

About Colombia Clean Power & Fuels, Inc.

Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB) is developing coal mining, coal coking and clean coal technology operations in the Republic of Colombia.  The Company plans to build mines to produce both metallurgical coal and high-grade thermal coal and implement advanced coal technologies, such as coal gasification and coal-to-liquids, to produce metallurgical coke, urea, liquid fuels, power and other clean energy solutions.  Colombia is the world’s tenth largest producer and fourth largest exporter of coal, with an estimated 7 billion metric tons (“MT”) of recoverable reserves and 17 billion MT of potential reserves.

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Colombia Clean Power & Fuels
Press Release – December 22, 2010
CCPF Completes $8 Million Offering

The Company’s current operations are focused on coal exploration and development activities. The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct exploration work in selected concessions under consideration for acquisition by the Company.  The Company’s team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information visit www.ColombiaCleanPower.com

This release contains forward-looking statements regarding Colombia Clean Power & Fuels future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Colombia Clean Power & Fuels undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson, Chief Financial Officer
Email:  dcarlson@colombiacleanpower.com
Telephone +1 (415) 460-1165
www.colombiacleanpower.com
SOURCE: Colombia Clean Power & Fuels, Inc.